Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Solexa, Inc for the registration of 13,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2005 (except for Note 17, as to which the date is March 4, 2005), with respect to the consolidated financial statements of Solexa, Inc. (formerly Lynx Therapeutics, Inc.) included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
January 26, 2006